Exhibit 99.1

SBT Bancorp, Inc. Reports Second Quarter 2014 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--July 31, 2014--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for The Simsbury Bank & Trust Company, today announced net income of $115,000 or $0.10 basic and diluted earnings per share for the quarter ended June 30, 2014 compared to a net income of $78,000 or $0.06 basic and diluted earnings per share in the linked quarter. For the six months ended June 30, 2014, net income amounted to $193,000 or $0.16 basic and diluted earnings per share. This compares to net income of $918,000 or $1.00 basic and $0.99 diluted earnings per share for the six months ended June 30, 2013.

Net interest and dividend income for the quarter ended June 30, 2014 amounted to $2,776,000, an increase of 4.1% as compared to the quarter ended June 30, 2013. Total loans outstanding, including loans held-for-sale, amounted to $282 million, an increase of $27 million or 10.6% as compared to $255 million on June 30, 2013. Total assets on June 30, 2014 were $403 million compared to $382 million on June 30, 2013.

“The Bank showed double digit loan growth and strong deposit growth as compared to June 30, 2013,” said Martin J. Geitz, President and Chief Executive Officer. “Commercial banking continues to grow, with commercial loan balances increasing by $11.5 million or 16.4% since June 30, 2013. Retail banking remains strong as evidenced by our deposit growth. Performance of our mortgage unit improved in the second quarter, however, continues to be challenging. We experienced a significant increase in applications and closed purchase mortgages during the second quarter; however, the levels were still well below 2013’s levels. With the launching of a wholesale mortgage origination channel and incremental additions to our retail origination platform, we expect measured improvement in the mortgage business contribution to earnings during the balance of the year.”

Key highlights for June 30, 2014 compared to June 30, 2013 included:

  Net loan growth of $16.4 million or 6.5%.
  Total asset growth of $20.2 million or 5.3%.
  Total deposits increased $20.8 million or 6.4% over the same period.
  Net interest and dividend income increased $110 thousand or 4.1% compared to the second quarter of 2013.
  Second quarter 2014 net interest margin of 3.01% was 9 basis points lower compared to the second quarter of 2013.
  Net income was $286 thousand lower compared to the same period of 2013 primarily due to the reduction in mortgage banking gain on loans sold as the increase in longer-term interest rates has negatively impacted residential mortgage refinancing activity.
  Total loan delinquency (non-accrual and delinquent loans) decreased to 1.28% of total loans compared to the previous year’s 1.38%. Overall loan delinquency remains favorable to peers.
  The allowance for loan losses at June 30, 2014 was 1.01% of total loans.
  The Bank’s Total Risk Based Capital ratio remains strong, ending the second quarter of 2014 at 13.14%.

On June 30, 2014, loans outstanding, including loans held-for-sale, were $282 million, an increase of $27.1 million, or 10.6% over a year ago. Commercial loans grew by $11.5 million or 16.4%, residential mortgage loans, including loans held-for-sale, grew by $15.7 million or 12.4% and consumer loans decreased by $142,000 or 0.3%. Combined mortgage and consumer loan closings decreased by 68.4% during the second quarter 2014 as compared to the second quarter 2013 due to a 70.2% decrease in mortgage closings and a 61.15% decrease in consumer closings.

The Company’s loan portfolio remains strong. The Company’s allowance for loan losses at June 30, 2014 was 1.01 % of total loans. The Company had non-accrual loans totaling $2.5 million equal to 0.92% of total loans on June 30, 2014 compared to non-accrual loans totaling $2.7 million or 1.06% of total loans a year ago. Total non-accrual and delinquent loans on June 30, 2014 were 1.28% of loans outstanding compared to 1.38% on June 30, 2013.

Total deposits on June 30, 2014 were $345 million, an increase of $20.8 million or 6.4% over a year ago. At quarter-end, 32% of total deposits were in non-interest bearing demand accounts, 49% were in low-cost savings and NOW accounts and 19% were in time deposits.

For the second quarter 2014, total revenues, consisting of net interest and dividend income plus noninterest income, were $3,381,000 compared to $3,630,000 a year ago, a decrease of $249,000 or 7%. Net interest and dividend income increased by $110,000 or 4% primarily due to an increase in yield on earning assets and increases in average outstanding balances. Non-interest income decreased by $359,000 or 37%, primarily due to a decrease in gain on loans sold in the amount of $439,000, offset by an increase in the gain on sales of securities of $76,000. For the six months ended June 30, 2014, total revenues were $6,780,000 compared to $7,326,000 for the six months ended June 30, 2013, a decrease of $546,000. Over this period, net interest and dividend income increased by $338,000 while noninterest income decreased by $884,000 or 44%, primarily due to a decrease in the gain on loans sold in the amount of $971,000.

The Company’s year-to-date 2014 taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.02% compared to 3.06% for year-to-date 2013. The Company’s yield on earning assets decreased 5 basis points to 3.26%, while the cost of funds remained the same at 0.34% for the six months ended June 30, 2014 compared to the same period of 2013.

Total noninterest expense for the second quarter 2014 was $3,316,000, an increase of $266,000 or 9% above the second quarter of 2013. The $266,000 increase was primarily due to a $190,000 increase in the other expenses, $92,000 due to an increase in the FDIC assessment and $106,000 due to an increase in occupancy and equipment expense. These increases were offset by a decrease in salary and employee benefits in the amount of $111,000. For the six months ended June 30, 2014, total noninterest expense was $6,676,000 compared to $6,040,000 for the six months ended June 30, 2013, an increase of $636,000. This increase is mainly due to increases in salary and benefits of $119,000, occupancy and equipment expenses of $217,000, FDIC assessment of $150,000 and other expenses of $237,000. These increases were offset by a decrease in advertising expense of $74,000.

Capital levels for The Simsbury Bank & Trust Company on June 30, 2014 were above those required to meet the regulatory “well-capitalized” designation.

Capital Ratios June 30, 2014
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.24%	5.00%
Tier 1 Risk-Based Capital Ratio	11.99%	6.00%
Total Risk-Based Capital Ratio	13.14%	10.00%

Simsbury Bank is an independent, publicly owned community bank for consumers and businesses based in Central Connecticut’s Farmington Valley. Simsbury Bank’s parent company is SBT Bancorp, Inc. whose stock is traded under the ticker symbol OTCBB: SBTB. The Bank serves customers locally through branches in Avon, Bloomfield, Granby and Simsbury and regionally through mortgage and commercial bankers active throughout Southern New England. Simsbury Bank customers enjoy internet banking and mortgage services at, respectively, www.simsburybank.com and www.simsburybank.com/mortgages. Bank customers have free ATM access at thousands of machines across the country through the SUM program. The Bank offers financial planning, investment and insurance products through LPL Financial and its affiliates, member FINRA/SIPC.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc. and Subsidairy
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarter ended		For the six months ended
	6/30/2014	6/30/2013	6/30/2014	6/30/2013

Interest and dividend income:
Interest and fees on loans	$2,543	$2,320	$5,154	$4,655
Investment securities	440	556	920	1,090
Federal funds sold and overnight deposits	21	9	32	20
Total interest and dividend income	3,004	2,885	6,106	5,765

Interest expense:
Deposits	222	216	434	436
Repurchase agreements	5	1	7	1
Federal Home Loan Bank advances	1	2	2	3
Total interest expense	228	219	443	440

Net interest and dividend income	2,776	2,666	5,663	5,325

Provision for loan losses	-	80	30	110

Net interest and dividend income after
provision for loan losses	2,776	2,586	5,633	5,215

Noninterest income:
Service charges on deposit accounts	116	122	234	250
Gain on sales of available-for-sale securities	103	27	103	104
Other service charges and fees	141	204	383	363
Increase in cash surrender value
of life insurance policies	48	52	96	108
Gain on loans sold	82	521	121	1,092
Investment services fees and commissions	68	36	129	85
Other income	47	2	51	(1)
Total noninterest income	605	964	1,117	2,001

Noninterest expense:
Salaries and employee benefits	1,603	1,714	3,576	3,457
Occupancy expense	320	283	667	560
Equipment expense	127	58	228	118
Advertising and promotions	181	192	284	358
Forms and supplies	59	37	94	67
Professional fees	133	123	210	252
Directors' fees	64	74	131	125
Correspondent charges	51	89	131	165
Postage	9	21	31	43
FDIC Assessment	102	10	205	55
Data Processing Fees	175	147	320	278
Other expenses	492	302	799	562
Total noninterest expense	3,316	3,050	6,676	6,040

Income before income taxes	65	500	74	1,176
Income tax (benefit) provision	(50)	99	(119)	258

Net income	$115	$401	$193	$918

Net income available to common stockholders	$89	$375	$142	$867

Average shares outstanding, basic	881,861	870,694	880,973	870,513
Earnings per common share, basic	$0.10	$0.43	$0.16	$1.00

Average shares outstanding, assuming dilution	884,675	877,500	885,673	877,019
Earnings per common share, assuming dilution	$0.10	$0.43	$0.16	$0.99

SBT Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
June 30, 2014, December 31, 2013 and June 30, 2013

(In Thousands, Except Share Data)

	6/30/2014	12/31/2013	6/30/2013
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$10,387	$13,355	$8,019
Interest-bearing deposits with Federal Reserve Bank of Boston
and Federal Home Loan Bank	12,014	24,165	4,754
Money market mutual funds	378	346	474
Federal funds sold	27	724	40
Cash and cash equivalents	22,806	38,590	13,287

Interest-bearing time deposits with other bank	-	-	2,781
Investments in available-for-sale securities (at fair value)	84,428	87,449	99,743
Federal Home Loan Bank stock, at cost	1,820	2,196	1,646

Loans held-for-sale	10,657	2,861	-
Loans outstanding	270,947	279,667	254,522
Less allowance for loan losses	2,737	2,792	2,643
Loans, net	278,867	279,736	251,879

Premises and equipment	1,540	1,618	783
Accrued interest receivable	1,051	1,074	1,071
Other real estate owned	695	-	178
Bank owned life insurance	7,076	6,729	6,628
Other assets	4,365	4,456	4,452
Total other assets	14,727	13,877	13,112

TOTAL ASSETS	$402,648	$421,848	$382,448

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$111,944	$116,015	$96,698
Savings and NOW deposits	168,063	173,500	155,099
Time deposits	65,429	68,989	72,791
Total deposits	345,436	358,504	324,588

Securities sold under agreements to repurchase	2,877	4,390	2,422
Federal Home Loan Bank Advances	24,000	30,000	26,000
Other liabilities	1,538	1,558	1,483
Total liabilities	373,851	394,452	354,493

Stockholders' equity:
Preferred Stock, senior non-cumulative perpetual, Series C, no par; 9,000 shares issued and outstanding at June 30, 2014 and December 31, 2013;
liquidation value of $1,000 per share	8,982	8,976	8,970
Common Stock, no par value; authorized 2,000,000 shares;
issued and outstanding 901,164 shares and 900,750 shares, respectively,
at 6/30/14 and 900,264 shares and 899,850 shares, respectively, at 12/31/13	10,155	10,136	9,920
Retained earnings	10,237	10,347	10,437
Treasury Stock, 414 shares	(7)	(7)	(7)
Unearned compensation restricted stock awards	(321)	(401)	(290)
Accumulated other comprehensive loss	(249)	(1,655)	(1,075)
Total stockholders' equity	28,797	27,396	27,955
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$402,648	$421,848	$382,448

CONTACT:
Simsbury Bank
Richard J. Sudol, 860-408-5493
SVP & CFO
860-408-4679 (fax)
rsudol@simsburybank.com